EXHIBIT 5.3

Allens 101 Collins Street Melbourne VIC 3000 Australia	GPO Box 1776 Melbourne VIC 3001 Australia
T +61 3 9614 1011 F +61 3 9614 4661 www.allens.com.au	ABN 47 702 595 758
6 May 2020

Rio Tinto Limited
Level 7, 360 Collins Street
Melbourne VIC 3000
and

Rio Tinto Finance (USA) Limited
Level 7, 360 Collins Street
Melbourne VIC 3000

Dear Addressees

Rio Tinto Finance (USA) Limited and Rio Tinto Limited - 2020 US Shelf Update

We have acted as Australian solicitors to Rio Tinto Finance (USA) Limited (the Company) and Rio Tinto Limited (the Australian Guarantor), each of which is a corporation incorporated with limited liability under the laws of Australia.
In connection with the registration under the Securities Act of 1933 (the Securities Act) of guaranteed debt securities (the Securities) of the Company, Rio Tinto Finance (USA) Inc. or Rio Tinto Finance (USA) plc, and the guarantee in respect thereof (each a Guarantee) of each of Rio Tinto plc, a corporation organised under the laws of England and the Australian Guarantor, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including:
(a) the registration statement on Form F-3 filed with the Securities and Exchange Commission (the SEC) by the Company, Rio Tinto Finance (USA) Inc., Rio Tinto Finance (USA) plc, the Australian Guarantor and Rio Tinto plc on 6 May 2020 (the Registration Statement);
(b) the indenture dated 2 July 2001, as amended and restated on or about 16 March 2012,as supplemented by the first supplemental indenture dated on or about 5 May 2017 and the second supplemental indenture dated on or about 6 May 2020 (the Indenture);
(c) the certified extracts of resolutions passed by the board of directors of the Company on 28 April 2020;
(d) the certified extracts of resolutions passed by the board of directors of the Australian Guarantor on 6 April 2020; and
(e) a certified copy of a delegation of authority by Jakob Stausholm, Chief Financial Officer of the Australian Guarantor, dated 6 May 2020 to approve and execute certain of the Documents on behalf of the Australian Guarantor to the Company Secretary of Rio Tinto plc and the Australian Guarantor (Steve Allen), the Deputy Company Secretary of Rio Tinto plc and the Australian Guarantor (Andy Hodges), the Group Treasurer of Rio Tinto plc and the Australian Guarantor (Abel Martins Alexandre), the Group General Counsel of Rio Tinto plc and the Australian Guarantor (Barbara Levi) and Linda Lee.

Our Ref JDDM:306076194
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1 Opinion
Upon the basis of such examination and the assumptions and qualifications set out in this opinion letter, we advise that, in our opinion:
(a) each of the Company and the Australian Guarantor has been duly incorporated in Australia;
(b) neither the Company nor the Australian Guarantor is in liquidation under Australian federal laws or the laws of the State of Victoria; and when:
(i) the terms of the Securities and, if required under the Indenture, the Guarantee of the Australian Guarantor and the terms of the issuance and sale of the Securities and the Guarantee of the Australian Guarantor have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Australian Guarantor and so as to comply with any requirement or restriction imposed by court or governmental body having jurisdiction over the Company or the Australian Guarantor;
(ii) the Securities have been duly authorised and executed and authenticated and, if required under the Indenture, the Guarantee of the Australian Guarantor has been duly authorised and executed in each case in accordance with the Indenture; and
(iii) the Securities and the Guarantee of the Australian Guarantor have been issued and sold as contemplated in the Registration Statement, the laws of the Commonwealth of Australia and the State of Victoria will not prevent the Securities and the Guarantee of the Australian Guarantor from constituting valid and legally binding obligations of the Company and the Australian Guarantor, respectively, subject to statutes of limitation, bankruptcy, insolvency, fraudulent transfer, reorganisation, moratorium and similar laws of general applicability relating to or affecting creditors’ rights or duties and to general equitable principles.
2 Assumptions
For the purposes of this opinion we have assumed the following.
(a) Insofar as any obligation under the Securities or the Guarantee of the Australian Guarantor is to be performed in any jurisdiction outside the State of Victoria, its performance will not be illegal or unenforceable under the law of that jurisdiction.
(b) The Securities and the Guarantee of the Australian Guarantor (upon execution on behalf of the Company and the Australian Guarantor, as the case may be) will constitute legal, valid and binding obligations of the Issuer and the Australian Guarantor under the laws of New York enforceable in competent courts of that jurisdiction.
(c) The Securities and the Guarantee of the Australian Guarantor have been or will be executed and delivered in New York in compliance with any formalities for execution applicable under the laws of New York and are within the capacity and powers of, and have been validly authorised by and are binding on, the parties to them other than the Company and the Australian Guarantor.
(d) The completeness, and conformity to original instruments, of all copies submitted to us and that any document or authorisation submitted to us continues in full force and effect.
(e) The Indenture has not been amended or otherwise altered in its effect by any of the parties since the second supplemental indenture.
(f) Each of the Company and the Australian Guarantor is solvent.
(g) The Registration Statement has become effective under the Securities Act.

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(h) The Indenture relating to the Securities and the guarantee of the Australian Guarantor has been duly authorised, executed and delivered.
(i) Each person who signs a document which is a deed signed a full counterpart of the Document.
3 Qualifications
Our opinion is subject to the following qualifications.
(a) We have relied on a search of public records on file at the offices of the Australian Securities and Investments Commission on 5 May 2020. We note that records disclosed by such search may not be complete or up to date. We have also relied upon searches for winding up petitions lodged in respect of the Company and the Australian Guarantor at the Supreme Court of Victoria and the Melbourne Registry of the Federal Court of Australia but we note that it is also possible for winding up petitions in respect of the Company or the Australian Guarantor to be lodged in registries and courts in other jurisdictions. We have not undertaken any other searches.
(b) Any provision that certain calculations, determinations or certificates will be conclusive and binding will not apply if those calculations, determinations or certificates are fraudulent or manifestly inaccurate.
(c)  Any clause providing for the severability of any provision of a document may not be enforceable in accordance with its terms, as a court may reserve to itself a decision as to whether any provision is severable.
(d) The obligation of a party under any document to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty and be unenforceable.
(e) We express no opinion on any provision in any document requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted between or by the parties.
(f) The courts might not give full effect to any indemnity for legal costs or for penalties or taxes.
(g) We have relied, as to certain matters of fact, on certificates of officers of the Company or the Australian Guarantor.
(h) There is a prohibition on, or in some cases the specific prior approval of the Department of Foreign Affairs or the Minister for Foreign Affairs must be obtained for, certain payments or other dealings connected with parties identified with terrorism, or to whom United Nations or autonomous Australian sanctions apply.
(i) A judgment by a court may be given in some cases only in Australian dollars.
The foregoing opinion is limited to the laws of the Commonwealth of Australia and the State of Victoria and we express no opinion as to the effect of the laws of any other jurisdiction. We understand you are relying, as to all matters governed by the Federal laws of the United States and the laws of the State of New York upon the opinion, dated the date hereof, Linklaters LLP, which is being delivered to you by such counsel.
We hereby consent to the filing of this opinion as to an exhibit to the Registration Statement relating to the Securities and the references to us under the heading “Enforceability of Certain Civil Liabilities’ in the prospectus relating to the Securities. In giving such consent, we do not thereby admit that we are in the category of person whose consent is required under section 7 of the Securities Act.

Yours faithfully
/s/ Allens
Allens

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